Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDALIST DIVERSIFIED REIT ANNOUNCES

VIRTUAL ANNUAL MEETING OF STOCKHOLDERS INFORMATION

Richmond, VA – August 5, 2020 – Medalist Diversified REIT, Inc. (NASDAQ: MDRR) (the “Company” or “Medalist”), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Southeast region of the U.S., today announced stockholder access information to the Company’s virtual 2020 Annual Meeting of Stockholders to take place on August 18, 2020 at 10:00 a.m. Eastern Daylight Savings. Stockholders as of the close of business on June 4, 2020, the record date for the Annual Meeting, or their legal proxy holders may participate in the Annual Meeting.

To participate in the Annual Meeting, stockholders must visit www.virtualstockholdermeeting.com/MDRR2020 (the “Virtual Meeting Site”) on Tuesday, August 18, 2020, and enter the 16-digit control number (“Control Number”) on the proxy card they received. Stockholders who enter their Control Number may vote, submit questions or comments, and exercise any other stockholder rights at the Annual Meeting by following instructions on the Virtual Meeting Site. Anyone who does not enter a Control Number will not be able to participate in the Annual Meeting but may listen as an observer.

All registered shareholders must contact the company’s transfer agent, V Stock Transfer LLC, by 5:00 p.m. (EDT) on Friday, August 14, 2020, to receive a meeting-specific control number. You may contact Leah Santos at V Stock Transfer LLC by calling (212) 828-8436, extension 120.

Whether or not stockholders plan to attend the Annual Meeting, the Company urges stockholders to vote and submit their proxy in advance of the meeting, using the instructions in their proxy materials. Stockholders may continue to use the proxy card the Company distributed. A stockholder who has already submitted or submits a proxy before the Annual Meeting need take no further action in order to vote shares as directed on the proxy.

About Medalist Diversified REIT

Medalist Diversified REIT Inc. is a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Mid-Atlantic and Southeast regions. The Company’s strategy is to focus on value-add and opportunistic commercial real estate which is expected to provide an attractive balance of risk and returns. Medalist utilizes a rigorous, consistent and replicable process for sourcing and conducting due diligence of acquisitions. The Company seeks to maximize operating performance of current properties by utilizing a hands-on approach to property management while monitoring the middle market real estate markets in the southeast for acquisition opportunities and disposal of properties as considered appropriate. For more information on Medalist, please visit the Company website at https://www.medalistreit.com.

CONTACT

Paul Kuntz

Communications Director

RedChip Companies

paul@redchip.com

412-708-4590